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                                                           Exhibit 99 (13) (c)

                            DISTRIBUTION FEE ADDENDUM

                                     to the

                PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940

                                       of

                 UBS PACE SELECT ADVISORS TRUST--CLASS B SHARES

This DISTRIBUTION FEE ADDENDUM to the Plan of Distribution Pursuant to Rule 12b-1 Under the Investment Company Act of 1940 (the "Plan") of UBS PACE SELECT ADVISORS TRUST (the "Fund"), dated as of April 3, 2006, amends the Plan dated July 24, 2001 for Class B shares of the Fund.

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended ("1940 Act") as an open-end management investment company and offers separate series of shares of beneficial interest; and

     WHEREAS, the Fund has adopted the Plan as its Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for Class B shares of the Fund; and

     WHEREAS, the Fund has entered into a Principal Underwriting Contract ("Contract") with UBS Global Asset Management (US) Inc. ("Principal Underwriter") pursuant to which Principal Underwriter has agreed to serve as principal underwriter of the Class B shares of each series of the Fund; and

     WHEREAS, the Fund has established two new series of shares of beneficial interest, UBS PACE Alternative Strategies Investments and UBS PACE High Yield Investments (the "New Series"); and

     WHEREAS, the Fund wishes to adopt the Plan with respect to the Class B shares of the New Series;

     NOW THEREFORE, the Fund hereby adopts said Plan with respect to the Class B shares of the New Series. As set forth in the Plan, the New Series of the Fund are authorized to pay to Principal Underwriter, as compensation for the Principal Underwriter's services as principal underwriter of the Series' Class B shares, (i) a distribution fee at the rate of 0.75%, on an annualized bases, of the average daily net assets of the Series' Class B shares, and (ii) a service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Series' Class B shares. All other terms and conditions of the Plan shall remain in full force and effect.

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     IN WITNESS WHEREOF, the Fund has executed this Distribution Fee Addendum as of the date and year set forth above.

Attest:                                 UBS PACE SELECT ADVISORS TRUST


By: /s/ Eric Sanders                    By: /s/ Keith A. Weller
    ---------------------------------       ------------------------------------
    Eric Sanders                            Name: Keith A. Weller
    Vice President and                      Title: Vice President and
    Assistant Secretary                            Assistant Secretary


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